EXHIBIT 10.1

AGREEMENT OF COMPROMISE, SETTLEMENT AND RELEASE

PARTIES:

The parties to this AGREEMENT OF COMPROMISE, SETTLEMENT AND RELEASE (hereinafter the “Settlement Agreement” or “Agreement”) are:

•	ATSI Communications, Inc., a Delaware corporation, now known as ATSI Communications, Inc., a Nevada corporation, via merger with corporate offices in San Antonio, Texas (hereinafter “ATSI”), and

•	Ntera Holdings, Inc., a Delaware corporation with corporate offices in Miami, Florida (hereinafter “Ntera”)

RECITALS:

WHEREAS, Ntera and ATSI have had a bilateral business relationship in which each has provided telecommunications services and has terminated telecommunications traffic for the other, including a Reciprocal Network Carrier Services Agreement dated July 20, 2004 (the “Carrier Agreement”) under which Ntera asserts monies are still owing to it by ATSI and for which ATSI asserts it is allowed to offset same by providing termination or other telecommunications services for Ntera; and

WHEREAS, the parties have asserted their respective claims more specifically in an arbitration proceeding initiated by ATSI before the American Arbitration Association in Case No. 70 181 00476 05 pending before arbitrator Tower in Bexar County, Texas (hereinafter “Arbitration Proceeding”); and

WHEREAS, the papers in said Arbitration Proceeding are incorporated herein regarding the asserted claims and counterclaims by ATSI and Ntera as more particularly set forth in said Arbitration Proceeding initiated by ATSI; and

WHEREAS, bona fide disputes and controversies exist between the parties as to the amount owed Ntera by ATSI and the appropriate alternative methods by which to pay same, and

WHEREAS, by reason of such disputes and controversies the parties hereto desire to compromise and settle all claims and causes of action of any kind whatsoever between the parties relating to the claims and defenses or potential counterclaims asserted or which could have been asserted in the Arbitration Proceeding and any and all other claims, known or unknown, if any, either party hereto may have against the other.

NOW, THEREFORE, to buy peace and for the mutual agreements and understandings herein expressed, the receipt of which is hereby acknowledged, Ntera and ATSI do hereby contract and agree as follows:

1. The parties agree that the agreed current balance owing by ATSI to Ntera is $83,000 for which ATSI will pay such indebtedness and/or provide or make available telecommunication services to Ntera as set forth herein.

2. ATSI will pay $5,000 substantially contemporaneously with the execution of this Agreement, reducing the balance to $78,000.

3. As to the indebtedness of $78,000 owing by ATSI to Ntera following the execution of this Agreement and payment of $5,000 to Ntera, ATSI may pay off such indebtedness as follows:

•
Beginning June 10, 2006 through September 10, 2006, Ntera shall tender to ATSI an opportunity to terminate telecommunications traffic at the rates and destinations set forth in Exhibit A attached hereto and incorporated herein. ATSI shall provide such termination services for Ntera to “burn” or reduce $78,000 in indebtedness to Ntera as set forth herein. The markings in the margins of Exhibit A reference the destinations and rates Ntera has indicated it will most likely use in connection with presentment of minutes to ATSI to be terminated per this Agreement. However, Ntera will not be barred from tendering minutes for termination to the other destinations at the rates published in Exhibit A hereto.

•
The rates in Exhibit A are considered by the parties hereto to be substantially at market rates within the telecommunications industry. The rates in Exhibit A will control unless properly adjusted. If ATSI believes in good faith that the industry market rates hereafter meaningfully increase such that the rates in Exhibit A should be fairly adjusted upward to reflect a meaningful change in market rates for such destination, ATSI will give Ntera 5 business days notice of a rate change as to such destination. Such rate change shall be effective unless disputed by Ntera via written (email notification, fax, or mail, effective upon delivery). If Ntera believes market rates hereafter change such that a rate to a destination in Exhibit A hereafter becomes lower than market for the industry and that ATSI should therefore drop its rate to reflect prevailing market industry rates as to a particular destination in Exhibit A, then Ntera may give ATSI notice of its requested lower rate change and such rate change will become effective within 5 business days unless disputed by ATSI in writing (email notification will suffice). Email and addresses for each party, for the purpose of such notification, is as follows:

Notification to ATSI:	Art Smith, President of ATSI
8600 Wurzbach Rd, Ste 700W
San Antonio, Texas 78249
Fax: (210) 614-7264
Email: Art Smith: asmith@atsi.net

Notification to Ntera:	Tolga Alemdar, President of Sales
For Ntera, Holdings, Inc.
1020 NW 163rd Drive
Miami, Florida 33169
Fax: 305-503-9329
Email: talemdar@nteraholdings.com
and: routing@nteraholdings.com

•
If Ntera tenders more telecommunications traffic for termination by ATSI in such period than is required to burn off or reduce the indebtedness owed by ATSI to Ntera, Ntera shall be responsible to ATSI for such services at the rates set forth in Exhibit A unless a new carrier services agreement or other written agreement is hereafter executed between the parties that augments or replaces this Agreement.

•
Ntera is not required to tender sufficient telecommunications traffic to ATSI within the above-referenced approximately 90-day period to reflect $78,000 worth of traffic; however, failure to do so will not avoid ATSI’s discharge of such $78,000, unless the cause of Ntera’s failure is attributable to ATSI’s refusal and/or failure to accept Ntera’s telecommunications traffic and/or to provide Ntera with telecommunications services in accordance with industry standard, quality-of-service benchmarks. Ntera must tender the traffic to ATSI on or before September 10, 2006. This use-it-or-lose-it provision is designed such that, barring any material breach by ATSI, ATSI will owe no amount to Ntera as of September 11, 2006.

•
ATSI’s refusal and/or failure to accept Ntera’s telecommunications traffic and/or to provide Ntera with telecommunications services in accordance with industry standard, quality-of-service benchmarks shall constitute a material breach of the Settlement Agreement.

•
Every other week beginning the week of July 3, 2006 during the above-referenced 90 day period, ATSI will provide Ntera a written report identifying the number of minutes by destination and dollar amounts attributable to the telecommunications traffic that Ntera transits over ATSI’s telecommunications and/or VOIP network(s) under this Agreement..

•
Ntera must file a notice (email notice per above will suffice) of dispute with ATSI on or before the tenth (10) day following the receipt of the bi-weekly reports specifying in particular if Ntera disputes any portion of such report. ATSI must file a notice of dispute with Ntera on or before September 20, 2006 if it believes Ntera owes ATSI net monies under this Agreement. Failure by either party hereto to timely provide such notice will bar any claim as to such dispute. In the event that any dispute by one party hereto is determined to be valid as against the other, the party who owes the valid claim will pay the other the amount owed within ten (10) calendar days from the date upon which the disputes was deemed valid. After the completion of this Agreement, any validly disputed amounts owed by one party to the other, if any, will accrue interest at an annual rate of eight percent (8%).

4. Ntera and ATSI and their successors, affiliates, attorneys, agents, and assigns, and those in privity with them, do hereby release, acquit and discharge each other and their successors, affiliates, attorneys (including but not limited to Langley & Banack, Inc., Peter Kilpatrick, Perlman Yevoli & Albright P.L., and Paul Turner), agents, and assigns (including all current and former officers and directors of each company), and those in privity with them, of and from any and all claims, known or unknown, contingent or uncontingent, liquidated or unliquidated, demands and/or causes of action growing out of their prior relationship with each other, including but not limited to all matters set forth in the Arbitration Proceeding, it being understood that the only obligations remaining by and between the parties hereto are that as narrowly set forth in this Settlement Agreement.

5. The parties hereto expressly warrant that they are the sole and exclusive owners of their respective claims herein being released and that no portion has been sold, transferred, conveyed, or hypothecated.

6. Nothing contained in this Settlement Agreement shall ever be construed as an admission of liability of wrongdoing by ATSI or Ntera. This Settlement Agreement is confidential and shall not be revealed to anyone not a party to this Settlement Agreement except to an arbitrator or court to the extent necessary to resolve any dispute under this Settlement Agreement, or as may be reasonably necessary to prepare state or federal income tax returns.

7. Upon the consummation of this Settlement Agreement, the parties will direct their attorneys to promptly seek dismissal of all claims and counterclaims by the parties in the Arbitration by preparing the appropriate joint request or motion and order of dismissal of all claims and counterclaims in the Arbitration Proceeding.

8. This Settlement Agreement represents the entire agreement between the parties. The parties further contract and agree that no oral agreement exists between the parties and that this Settlement Agreement may only be amended as by a writing signed by all of the parties to be bound.

9. Although all claims and counterclaims in the Arbitration Proceeding are hereby released and dismissed with prejudice - with the only claims against each other, if any, arising only out of the failure to perform this Agreement - the parties will use their best efforts not to dismiss the Arbitration Proceeding any sooner than September 25, 2006, at which time the parties will agree to jointly dismiss such Arbitration Proceeding as soon as practical after September 10, 2006. In the hopefully unlikely event there is a dispute involving a material and substantial breach by either party hereto arising out of or relating to this Agreement, assuming the AAA will allow the parties to abate such Arbitration Proceeding pending the performance of this Agreement, the parties may amend their claims in the Arbitration Proceeding and attach a copy of this Agreement and for all practical purposes assert completely new claims limited to alleged breach of this Agreement. In the event the AAA dismisses the Arbitration Proceeding referenced above despite the good faith efforts of the parties hereto to seek abatement of such proceeding pending the performance of the parties’ obligations herein, a binding arbitration may be pursued by either party against the other via an agreed single arbitrator in Bexar County, Texas utilizing the same arbitrator, Bill Tower and said arbitration can but need not be via the American Arbitration Association, in which case Mr. Tower can utilize the AAA rules as a guide to the extent he wishes. If no party amends their arbitration claim against the other as of September 25, 2006, the Arbitration Proceeding shall be dismissed and the parties will have no other claims against the other arising out of or relating to this Agreement.

10. ATSI agrees and covenants not to hereafter disparage Ntera or its officers and members of its Board of Directors and Ntera agrees and covenants not to hereafter disparage ATSI or its officers and members of its Board of Directors.

11. The parties to this Settlement Agreement covenant and agree that they will execute such other instruments and documents that are or may become necessary or convenient to effect and carry out this Settlement Agreement.

12. No contract or other agreement survives as between the parties hereto except for this Agreement.

13. Any ambiguities in this Settlement Agreement shall not be strictly construed against the parties herein released.

14. This Settlement Agreement shall be binding on and inure to the benefit of the parties and their respective heirs, executors, administrators, legal representatives, successors, and assigns when permitted by this Settlement Agreement.

15. In any action brought to enforce the terms of this Settlement Agreement, the prevailing party shall be entitled to recover all costs of enforcement in any arbitration, including, but not limited to, reasonable attorney’s fees. As used in this Settlement Agreement, the term “prevailing party” means that party whose position is substantially upheld in a final judgment rendered in any litigation, arbitration, or proceeding, or, if the final judgment is appealed, that party whose positions are substantially upheld by the decision of the final appellate body that considers the appeals.

16. ATSI must use reasonable diligence to maintain its network so as to reasonably provide capacity and quality services to Ntera as to the destinations set forth in Exhibit A hereto. However, if network capacity significantly changes during such 90-day period beyond ATSI’s reasonable control, ATSI’s inability to terminate such calls to such destinations shall not be considered a breach of this Agreement if ATSI reasonably notifies Ntera of deletions of certain destinations from Exhibit A because of meaningful changes in network capacity beyond ATSI’s reasonable control. No failure or omission by either party to carry out or observe any of the terms and conditions of this Settlement Agreement (other than payment obligation) shall give rise to any claim against such party or be deemed a breach of this Settlement Agreement if such failure or omission arises from an Act of God, an act of Government, any unforeseeable cause reasonably beyond the control of a party, or any other circumstance commonly known as a force majeure.

17. This Settlement Agreement shall be binding on and inure to the benefit of the parties and their respective heirs, executors, administrators, legal representatives, successors, and assigns when permitted by this Settlement Agreement.

18. In case any one or more of the provisions contained in this Settlement Agreement is for any reason held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Settlement Agreement, and this Settlement Agreement shall be construed as if such invalid, illegal, or unenforceable provision had never been a part hereof.

19. Wherever the context shall so require, all words in this Settlement Agreement in the male gender shall be deemed to include the female or neuter gender, all singular words shall include the plural, and all plural words shall include the singular.

20. This Settlement Agreement may be executed in counterparts and via facsimile and each of such counterparts and facsimile copy shall for all purposes be deemed to be an original. All signatories hereto represent and warrant that they have the authority to execute the binding promises and releases in this Agreement.

21. This Agreement is not binding on any one party unless signed by or on behalf of both parties and approved by their counsel before June 3, 2006.

AGREED:

ATSI COMMUNICATIONS, INC. a Nevada corporation, formerly a Delaware corporation	NTERA HOLDINGS, INC. a Delaware corporation

By: /s/ Art Smith	By: /s/ Ali G. Kivilcim
Art Smith, Its President and	Ali G. Kivilcim, Its Vice President
Chief Executive Officer	Signed: May 31, 2006
Signed: May 31, 2006

APPROVED:

Langley & Banack, Inc.
Trinity Plaza II, Ninth Floor
745 East Mulberry
San Antonio, Texas 78212-3166
(210) 736-6600
(210) 735-6889 - Fax

By:	/s/ Peter L Kilpatrick
Peter L Kilpatrick
Texas Bar No. 11416545
Attorneys for ATSI Communications, Inc.

Perlman, Yevoli & Albright, P. L.
1500 N. Federal Highway, Suite 250
Fort Lauderdale, Florida 33304
(954) 566-7117
(954) 566-7115 - Fax

By:	/s/ Paul D. Turner
Paul D. Turner
Florida Bar No. 113743
Attorneys for Ntera Holdings, Inc.